601 MAIN STREET INVESTORS
                       (A California Limited Partnership)

                          COMPARATIVE FINANCIAL REPORT





                           DECEMBER 31, 2002 and 2001

                                 C O N T E N T S

                                                                           Page

INDEPENDENT AUDITORS' REPORT ON THE
         FINANCIAL STATEMENTS                                               1

FINANCIAL STATEMENTS

         Balance sheets                                                     2
         Statements of income                                               3
         Statements of partners' deficit                                    4
         Statements of cash flows                                           5
         Notes to financial statements                                      6-8

SUPPLEMENTARY INFORMATION                                                   9-10

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


          To the  Partners
          601 Main  Street  Investors
          (A  California  Limited Partnership)
          Sacramento, California

          We have audited the accompanying balance sheets of 601 Main Street Investors, A California Limited Partnership, as of December 31, 2002 and 2001, and the related statements of income, partners' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 601 Main Street Investors, A California Limited Partnership, as of December 31, 2002 and 2001 and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

          Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information included in pages 9-10 presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the audit procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



          /S/ Bowman & Company, LLP

          Stockton, California
          February 18, 2003

                            601 MAIN STREET INVESTORS
                  (A California Limited Partnership)

                                 BALANCE SHEETS
                           December 31, 2002 and 2001




                                                                                   2002                    2001
                                                                            -------------------      -----------------
      ASSETS

  Cash                                                                           $       450             $     1,019
  Rent receivable                                                                     13,454                  13,453
  Security deposits                                                                    2,877                   5,015
  Prepaid insurance                                                                   11,357                   6,776
  Reserve for replacements                                                            14,005                  13,782
                                                                            -----------------       -----------------
                                                                                      42,143                  40,045
                                                                            -----------------       -----------------

LOAN FEES, at amortized                                                                5,321                   5,591
                                                                            -----------------       -----------------

PROPERTY AND EQUIPMENT, at cost
  Land                                                                                80,000                  80,000
  Building                                                                         5,345,429               5,345,429
  Furniture and fixtures                                                             138,733                 136,348
                                                                            -----------------       -----------------
                                                                                   5,564,162               5,561,777
  Less accumulated depreciation                                                    2,085,427               1,889,230
                                                                            -----------------       -----------------
                                                                                   3,478,735               3,672,547
                                                                            -----------------       -----------------

                                                                                 $ 3,526,199             $ 3,718,183
                                                                            =================       =================




      LIABILITIES AND PARTNERS' DEFICIT

 LIABILITIES
  Outstanding checks in excess of bank balance                                   $    11,264             $     6,186
  Accounts payable and accrued expenses                                               20,873                  17,191
  Due to affiliate of general partner                                                249,577                 207,002
  Tenant security deposits                                                            15,515                  15,769
  Accrued interest                                                                 1,142,275               1,039,006
  Mortgages payable                                                                3,951,202               3,966,981
                                                                            -----------------       -----------------
                                                                                   5,390,706               5,252,135

PARTNERS' DEFICIT                                                                 (1,864,507)             (1,533,952)
                                                                            -----------------------------------------

                                                                                 $ 3,526,199             $ 3,718,183
                                                                            =================       =================

                     See Notes to Financial Statements -2-

                            601 MAIN STREET INVESTORS
                       (A California Limited Partnership)

                              STATEMENTS OF INCOME
                     Years Ended December 31, 2002 and 2001






                                                                                   2002                    2001
                                                                            -----------------       -----------------
REVENUES

Rental income                                                                     $  512,388              $  458,340
Other income                                                                           3,497                   5,498
Interest income                                                                          224                     419
                                                                            -----------------       -----------------
     Total revenue                                                                   516,109                 464,257
                                                                            -----------------       -----------------


OPERATING EXPENSES
Depreciation                                                                         197,274                 196,559
Utilities                                                                            136,803                 124,962
Payroll                                                                              132,736                 123,143
Interest                                                                             126,781                 126,678
Management fees                                                                       59,400                  59,400
Property taxes                                                                        52,365                  51,691
Repairs and maintenance                                                               51,734                  34,622
Insurance                                                                             50,962                  26,798
Office and administration                                                             13,566                   9,194
Payroll taxes                                                                         12,916                  14,550
Legal and accounting                                                                   8,243                   4,249
Supplies                                                                               2,360                   1,424
Other taxes                                                                            1,254                   4,374
Amortization                                                                             270                     270
                                                                            -----------------       -----------------
   Total operating expenses                                                          846,664                 777,914
                                                                            -----------------       -----------------

Net loss                                                                          $ (330,555)             $ (313,657)
                                                                            =================       =================


                     See Notes to Financial Statements -3-

                            601 MAIN STREET INVESTORS
                       (A California Limited Partnership)

                         STATEMENTS OF PARTNERS'DEFICIT
                     Years Ended December 31, 2002 and 2001







                                                                                       Limited               General
                                                                 Total                 Partner               Partner
                                                            -----------------     ------------------     -----------------
Balance (deficit), December 31, 2000                            $ (1,220,295)          $ (1,042,159)           $ (178,136)

Less:  Net loss                                                     (313,657)              (277,947)              (35,710)
                                                            -----------------     ------------------     -----------------

Balance (deficit), December 31, 2001                              (1,533,952)            (1,320,106)             (213,846)

Less:  Net loss                                                     (330,555)              (278,490)              (52,065)
                                                            -----------------     ------------------     -----------------

Balance (deficit), December 31, 2002                            $ (1,864,507)          $ (1,598,596)           $ (265,911)
                                                            =================     ==================     =================


                      See Notes to Financial Statements -4-

                            601 MAIN STREET INVESTORS
                       (A California Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                     Years Ended December 31, 2002 and 2001





                                                                                     2002                   2001
                                                                            -----------------       -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss                                                                          $ (330,555)             $ (313,657)
 Adjustments to reconcile net loss to net
  cash provided by operating activities:
  Depreciation                                                                        196,197                 196,559
  Amortization                                                                            270                     270
  Change in assets and liabilities:
   Decrease (increase) in:
    Rent receivable                                                                       - -                    (193)
    Security deposits                                                                   2,138                  (1,414)
    Prepaid expenses                                                                   (4,580)                 (3,442)
    Reserve for replacements                                                             (224)                  5,308
   Increase (decrease) in:
     Outstanding checks in excess of bank balance                                       5,078                    (523)
     Accounts payable and accrued expenses                                              3,681                  (1,522)
     Due to affiliate of general partner                                               42,575                  26,376
     Tenant security deposits                                                            (254)                  7,953
     Accrued interest                                                                 103,269                 103,722
                                                                            -----------------       -----------------
      Net cash provided by operating activities                                        17,595                  19,437
                                                                            -----------------       -----------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of furniture and fixtures                                                    (2,385)                 (2,580)
                                                                            -----------------       -----------------
        Net cash used in investing activities                                          (2,385)                 (2,580)
                                                                            -----------------       -----------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Principal payments on long-term borrowings                                           (15,779)                (16,946)
                                                                            -----------------       -----------------
         Net cash used in financing activities                                        (15,779)                (16,946)
                                                                            -----------------       -----------------

         Increase (decrease) in cash                                                     (569)                    (89)

Cash
 Beginning                                                                              1,019                   1,108
                                                                            -----------------       -----------------

 Ending                                                                            $      450              $    1,019
                                                                            =================       =================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION
 Cash payment for interest                                                         $   23,512              $   22,956
                                                                            =================       =================


                      See Notes to Financial Statements -5-

                            601 MAIN STREET INVESTORS
                       (A California Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS


Note 1. Organization and Summary of Significant Accounting Policies

        Organization:

          601 Main Street Investors (a California Limited Partnership) was formed in June 1988 to own and operate a 156-unit single-room occupancy facility, known as the Phoenix House, located in Stockton, California. The project was completed in September 1992 and commenced rental operations at that time. During 1997, an additional 9 efficiency studio units were added which were occupied beginning in January 1998. The project provides low-cost housing to low and very low-income residents. Below-market rents are made possible because of below-market interest rates and deferred payments on the Partnership's debt with the California Department of Housing and Community Development. Rents from tenants are restricted under the Regulatory Agreements with the Department of Housing and Community Development, the City of Stockton and the California Tax Credit Allocation Committee.


       Summary of significant accounting policies:

          Cash
          ----

          For purposes of reporting the statements of cash flows, the Partnership includes all cash accounts which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less as cash on the accompanying balance sheet.

          Depreciation
          ------------

          Depreciation is computed using the straight-line method for the building and double-declining balance method for furniture and fixtures over the following estimated useful lives:
                                                                           Years
                                                                           -----

                   Building                                          27.5 - 39.0
                   Furniture and fixtures                                    5.0

          Amortization
          ------------

          Loan fees incurred in acquiring a permanent loan through Citibank are being amortized by the straight-line method over the 30-year term of the loan.

                          NOTES TO FINANCIAL STATEMENTS

             Estimates
             ---------

               The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

             Personal assets and liabilities
             -------------------------------

               In accordance with the generally accepted method of presenting partnership financial statements, the financial statement does not include the personal assets and liabilities of the partners, including their obligation for income taxes on their distributive shares of the net income of the Partnership, nor any provision for income tax expense.


Note 2.   Mortgages Payable
                                                                                        2002               2001
                                                                                    -----------        -----------
          Mortgage  payable to  Citibank,  payable in  monthly  installments  of
          $1,544,  principal and interest at 4.375% per year,  due October 2022.
          This note is  secured by a first deed of trust.  Accrued  interest  at
          December 31, 2002 is $895.
                                                                                    $   245,414        $    251,547

          Mortgage payable to the California Department of Housing and Community
          Development,  payable November 2030 with simple interest of 3% payable annually.  If the Department  determines that the annual rental income is  insufficient  to pay reason- able expenses,  it may waive or defer payment of all or part of the accrued interest. The note is secured by a second deed of trust.  Accrued  inter- est at  December  31, 2002 is
          $1,092,912.                                                                 3,201,000          3,201,000

          Mortgage payable to the Redevelopment  Agency of the City of Stockton,
          due in monthly payments of $1,476 through December 2020, with interest at 3%. The note is secured by a third deed of trust.  Accrued interest
          at December 31, 2002 is $615.                                                 246,563            256,209

                          NOTES TO FINANCIAL STATEMENTS


Note 2.   Mortgages Payable (cont.)
          Mortgage payable to the Redevelopment  Agency of the City of Stockton,
          due in May 2026,  with interest at 3%.  Annual  payments from residual receipts  are due when cash flow  permits.  The note is  secured  by a fourth  deed of  trust.  Accrued  interest  at  December  31,  2002 is
          $47,853.                                                                      258,225            258,225
                                                                                    -----------        -----------

                                                                                    $ 3,951,202        $ 3,966,981
                                                                                    ===========        ===========

          The aggregate amounts of principal payments under these mortgage notes at December 31, 2002, are as follows:

               2003                                                                                    $    18,421
               2004                                                                                         19,094
               2005                                                                                         19,793
               2006                                                                                         20,518
               2007                                                                                         21,271
               Thereafter                                                                                3,852,105
                                                                                                       -----------

                                                                                                       $ 3,951,202
                                                                                                       ===========

          The Partnership is required to maintain an operating reserve and a replacement reserve under provisions of the loan agreements with the California Department of Housing and Community Development and the City of Stockton. Except for interest income earned in the account, no deposits were made into the reserve accounts in 2002. The reserves will be funded as cash flow permits.


Note 3.   Related Party Transactions/Economic Dependence

          The Partnership utilizes management and administrative services of CFY Development, Inc. ("CFY"), which is owned by the general partner. The Partnership incurred property management fees and overhead charges of $63,300 in both 2002 and 2001, for services provided by CFY. At December 31, 2002 and 2001, $249,577 and $207,002, respectively, are payable to CFY for management fees and operating expenses paid on behalf of the Partnership.

          The Partnership has incurred operating deficits and cash flow losses since the inception of the project. In order to support the Partnership, CFY has agreed to defer management fees and make advances to the Partnership when necessary to facilitate cash flow. Without the assistance of the general partner or CFY, the Partnership would not be able to pay its operating expenses. Amounts deferred by CFY for the years ended December 31, 2002 and 2001 were $42,575 and $26,376, respectively.